Exhibit 99.2

CBD Energy Limited
ABN 88 010 966 793
Registered Office
Suite 2 – Level 2
53 Cross Street Double Bay
Sydney NSW 2028
Ph +612 9363 9920
Fax +612 9363 9955
investor@cbdenergy.com.au
www.cbdenergy.com.au

September 4, 2012

ASX & MEDIA RELEASE

SANTANDER TO JOIN CBD ENERGY IN DEVELOPING THE TARALGA WIND PROJECT.

Diversified renewable energy company, CBD Energy Limited (ASX: CBD), is proceeding to develop its wind farm project at Taralga in the NSW southern highlands.

Banco Santander will hold 90% of the equity in the project (subject to completion of final due diligence) and CBD 10%. Santander is Europe’s largest bank with a market capitalisation of 49 billion euros and total assets of 1,290 billion euros.

CBD Managing Director & CEO, Gerry McGowan said “This is an exciting development for CBD and its development of the Taralga project. Banco Santander is the world’s number one bank investing in clean energy investments. In 2011, Santander participated in projects which, once built, will have a total installed capacity of 9,181 megawatts”.

Taralga is a circa $250 million project with development approval and will have an installed capacity of 106.8 MW. This will be Santander’s first wind project in Australia.

David Swindin, Santander Head of Credit Markets Asia-Pacific said “We have been working with CBD for some time on this exciting project. It is one of the few shovel ready projects in Australia with an off-take agreement. Since 2005, Santander has actively developed projects, provided advice, raised third party funds (equity and debt) and invested proprietary equity in renewable energy transactions accounting for more than 900 MW. CBD have impressed us with their professionalism and entrepreneurship and we are in the process of evaluating other projects they have brought to us.”

The project partners are well advanced in raising the debt required and finalising arrangements with the preferred turbine supplier.

When completed in 2014, Taralga would generate 300 GW hours a year of renewable energy, which would be the equivalent of meeting the annual energy need of 40,000 homes.

_________________________________________________________________________

FOR FURTHER INFORMATION:
Mr Gerry McGowan
Managing Director, CBD Energy Limited
OR, Mr Carlo Botto
CBD Head of Strategy, Tel +61 400 926 340
OR, in the United States
Mr James Greer, Senior Vice President, US Development & Investor Relations
Tel (917) 714 4791

Media inquiries: Ian Westbrook, +61 407 958 137, ian@westbrookfin.com.au

About CBD Energy (ASX:CBD), http://www.cbdenergy.com.au/

CBD, who recently announced merger plans with Westinghouse Solar, Inc. (NASDAQ:WEST),  is Australia's emerging leader in renewable energy, enabling the efficient use of renewable energy for utilities, businesses and households through operations in wind, solar, energy storage and engineering. It has become one of the largest non-utility suppliers and installers of solar energy generation equipment for both large- and domestic-scale operation in Australia. Utilizing its globally-competitive supply chain, CBD is also currently developing and profitably installing solar projects in Europe and Southeast Asia, both directly and through joint ventures.

About Banco Santander, http://www.santander.com

Banco Santander is a retail bank based in Spain and present in ten major markets. It is the Eurozone’s leading bank and is among the top 15 financial institutions worldwide in terms of market capitalisation, with more than €50 billion at the close of 2011. Founded in 1857, Banco Santander manages €1.383 billion in funds for more than 102 million clients through its network of 15,000 offices. With 3.3 million shareholders and 193,000 employees, the bank is the leading financial institution in Spain and Latin America, and holds important positions in the United Kingdom, Portugal, Germany, Poland, and the north eastern United States. In addition, its Consumer Finance division operates through Scandinavia and other European countries. Its shares are listed on the stock markets of Spain, New York, London, Lisbon, Mexico, Sao Paulo, Buenos Aires, and Milan, and are featured on 62 different indices.